Exhibit 99.1
For Immediate Release
Contact:
Carrie McIntyre
SVP, Treasurer
(703) 387-3320
Interstate Hotels & Resorts Reports Fourth-Quarter, Full-Year 2007 Results
     ARLINGTON, Va., February 27, 2008—Interstate Hotels & Resorts (NYSE: IHR), a leading hotel real estate investor and the nation’s largest independent operator of full- and select-service hotels, today reported strong operating results for the fourth quarter and year ended December 31, 2007. The company’s performance for the fourth quarter and full year include the following (in millions, except per share amounts):

	Fourth Quarter		Full Year
	2007(4)	2006(5)	2007(4)	2006(5)
Total revenue(1)	$58.6	$41.6	$156.0	$140.7
Net income	$6.8	$10.8	$22.8	$29.8
Diluted earnings per share	$0.21	$0.34	$0.71	$0.94
Adjusted EBITDA(2) (3)	$22.7	$19.7	$45.9	$65.0
Adjusted net income(2)	$10.5	$9.0	$14.6	$28.8
Adjusted diluted EPS(2)	$0.33	$0.28	$0.46	$0.91

(1)	Total revenue excludes other revenue from managed properties (reimbursable costs).

(2)	Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are non-GAAP financial measures and should not be considered as an alternative to any measures of operating results under GAAP. See further discussion of non-GAAP financial measures and reconciliations to net income later in this press release.

(3)	Includes the company’s share of EBITDA from unconsolidated Joint Venture investments in the amounts of $1.3 million and $1.2 million in the fourth quarters of 2007 and 2006, respectively, and $4.4 million and $4.3 million for the full years of 2007 and 2006, respectively.

(4)	The fourth quarter and full year 2007 results include (i) $2.4 million and $11.1 million of write-offs of intangible assets related to the sale of certain hotels during the fourth quarter and full year, respectively, (ii) a $2.9 million allowance for bad debts related to a note receivable the company holds with an owner of one its hotels, included in administrative and general expenses on the company’s statement of operations for both the fourth quarter and full year; and (iii) a $20.4 million gain related to the sale of BridgeStreet Corporate Housing (completed in the first quarter 2007), which is included in Income from Discontinued Operations on the company’s statement of operations for the full year 2007. Each of these items has been excluded from the calculation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS.

(5)	Fourth quarter and year-to-date 2006 results include $0.8 million and $19.2 million, respectively, in lump-sum termination fees, from affiliates of the Blackstone Group.
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Interstate Hotels & Resorts

Fourth quarter 2007 highlights include:
•	Incentive management fees of $21.1 million, a 26 percent increase compared to 2006.

•	Same-store RevPAR improvement of 9.1 percent, compared to 5.7 percent for the industry.

•	Adjusted EBITDA of $22.7 million, $3.0 million more than the same quarter of 2006.

•	Acquired the 288-room Sheraton Columbia, Md. for $46.5 million, or $161,500 per key.

•	Completed joint venture acquisition with Investcorp International of two hotels for $71.5 million from The Blackstone Group.

•	Added 10 new management contracts, bringing the year-end 2007 total to 191 managed properties.
Wholly-owned Hotel Results
     EBITDA from the company’s owned hotels was $6.1 million for the 2007 fourth quarter and $21.7 million for the full year 2007, as outlined below (in millions):

	Fourth Quarter		Full Year
	2007	2006	2007	2006
Owned Hotels
Net Income	$0.0	$0.1	$1.9	$1.9
Interest Expense	$3.4	$1.1	$11.6	$2.9
Depreciation and Amortization	$2.7	$1.0	$8.2	$2.4

EBITDA	$6.1	$2.2	$21.7	$7.2

     Interstate acquired the 288-room Sheraton Columbia, Md. for $46.5 million in the 2007 fourth quarter, its third wholly-owned acquisition for the year, bringing the number of wholly-owned hotels in its portfolio to seven.
     “During the fourth quarter, we not only achieved impressive operating results, as evidenced by the 7.9 percent RevPAR increase on our six wholly-owned assets, we continued to execute on our growth strategy to selectively acquire wholly-owned hotels by purchasing the Sheraton Columbia Hotel in Maryland,” said Thomas F. Hewitt, chief executive officer.
     “In early 2005, we set out to diversify and stabilize our income streams,” he said. “With the acquisition of the Sheraton Columbia, we have now reached our near-term target of generating 50 percent of our Adjusted EBITDA from whole ownership. Although we will remain opportunistic in seeking additional wholly-owned assets, we expect the majority of our dollars invested in owned assets in 2008 to come through value-added capital improvements at our existing hotels.”
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Interstate Hotels & Resorts

     Hewitt said that the company will invest approximately $35 million to upgrade its owned hotels in 2008, including $27 million related to completion of the comprehensive $30 million renovation of the Westin Atlanta Airport and Sheraton Columbia hotels. Room renovations are underway at both hotels.
     The Westin Atlanta Airport renovation represents approximately $15 million of the company’s total capital budget for 2008. In total, the company will have invested $18 million for this comprehensive renovation project. The room renovations at the property are expected to be completed by July 2008. The remainder of the renovation project, including all meeting rooms and public spaces, will be completed by the end of the year.
     The Sheraton Columbia property, representing $12 million of the total capital budget for 2008, will undergo two phases of room renovations. The first phase, covering half of the guest rooms, is expected to be completed in mid spring, with phase two, including the other half of the guest rooms and meeting rooms, by the end of the third quarter. The entire renovation, including all remaining public spaces, will be substantially completed by the end of 2008.
     “Not only do these capital expenditures give our hotels a competitive edge in their respective markets, they translate into significant embedded growth,” Hewitt said. “We expect a $3 million to $4 million increase in EBITDA from these hotels in 2009, post-renovation.”
Joint Venture Investments
     During the quarter, the company’s joint venture with Investcorp International completed the acquisition of two hotels for $71.5 million from The Blackstone Group. The company closed the year with minority interests in 22 properties, and its share of EBITDA from joint venture investments for the 2007 fourth quarter and full year was $1.3 million and $4.4 million, respectively. In addition, during the fourth quarter, the company entered into two new joint venture partnerships, which acquired interests in a total of 26 properties in early 2008. As of today, the company has minority ownership interests in 47 properties.
     “We have been extremely successful in sourcing capital through joint venture partnerships during the year,” Hewitt said. “We not only added six new joint venture properties during 2007, we have added 26 more since the beginning of 2008 and have five joint venture properties under development or construction. We expect EBITDA from our joint ventures to more than double in 2008.”
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Interstate Hotels & Resorts

Hotel Management Results
     Same-store RevPAR for all managed hotels in the 2007 fourth quarter increased 9.1 percent to $97.70. Average daily rate (ADR) rose 9.5 percent to $141.99, and occupancy declined 0.3 percent to 68.8 percent. This compares to RevPAR growth of 5.7 percent for the hotel industry as a whole. “We continue to significantly outpace the industry as our RevPAR increased 9.1 percent for the full year compared to the industry average 5.7 percent, according to Smith Travel Research,” Hewitt added.
     Same-store RevPAR for all full-service managed hotels rose 9.7 percent in the fourth quarter to $107.76, ADR improved 9.9 percent to $154.79, while occupancy showed a slight decrease, by 0.1 percent, to 69.6 percent.
     Same-store RevPAR for all select-service managed hotels increased 6.7 percent to $69.54, led by a 7.6 percent gain in ADR to $104.52, offset by a 2.7 percent decrease in occupancy to 66.5 percent.
     “While we saw a slight decline in occupancy in the fourth quarter, ADR continued to show strength, driving very healthy RevPAR gains across the portfolio,” Hewitt pointed out. “Major urban, gateway and coastal cities continue to remain strong.
     “We added 10 new management contracts in the quarter, bringing the number of management contracts at year end to 191,” he said. “We not only have stabilized our portfolio in 2007, we have a very robust pipeline leading into 2008 as illustrated by our current hotel count of 220. We believe that our proven ability to deliver strong results throughout the industry cycle will be appealing to owners and investors who are in need of a proven management company to manage through potentially difficult financial circumstances in the future.”
International Expansion
     During 2007 the company increased its number of managed international properties from four to 11. This growth spanned four countries: Russia, Mexico, Belgium and Ireland. Interstate also has contracts to manage two additional properties under construction in Russia, which are expected to open in 2008.
     “Interstate has performed very well at the three Marriott hotels we have managed in Russia for more than 10 years,” Hewitt said. “Our consistent, high level operating performance is a key reason we have been afforded these opportunities to expand within Russia and to enter additional countries this year. We are focused on capitalizing on additional international opportunities as they arise, as we demonstrated most recently with our venture in India.”
     Last week the company announced the formation of a 50-50 joint venture partnership with JHM Hotels to operate and invest in hotels in India. The joint venture, named JHM Interstate Hotels India, will serve as the company’s platform for all hospitality-related activities in India. In addition to this platform, Interstate has committed to invest approximately $6.3 million in Duet India Hotels Limited, a U.K.-based, real estate investment fund dedicated solely to the investment of hotels in India. The fund has raised approximately $175 million to date and is expected to raise in excess of $200 million in total equity contributions.
     “India is one of the fastest-growing lodging markets in the world,” Hewitt said. “We are entering this market at a time when there are currently only 100,000 hotel rooms available, a number that will need to at least double by 2010 to meet projected demand. With this management platform and our investment in the fund, we are well positioned with a significant pipeline in this emerging market.”
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Interstate Hotels & Resorts

Balance Sheet
     On December 31, 2007, Interstate had:
•	Total unrestricted cash of $9.8 million.

•	Total debt of $211.6 million, consisting of $154.1 million of senior debt and $57.5 million of non-recourse mortgage debt.
     “During the quarter we borrowed a net of $40 million on our senior revolving credit facility to fund our $46.5 million acquisition of the Sheraton Columbia hotel, as well as approximately $8 million in joint venture investments,” said Bruce Riggins, chief financial officer. “We expect to place a $30 million non-recourse mortgage on the Sheraton Columbia early in the second quarter of 2008. We continue to maintain a prudently leveraged balance sheet and have more than adequate capital available to fund our 2008 renovation programs and to respond to future business opportunities.”
Outlook and Guidance
     The company provides the following guidance for full year 2008:
•	RevPAR, on a same-store basis, as follows:
•	Total RevPAR is expected to increase 3.0 percent to 6.0 percent;

•	Owned Hotel RevPAR, excluding Westin Atlanta Airport and Sheraton Columbia hotels (which will be undergoing significant renovations in 2008), is expected to increase 4.0 percent to 6.0 percent;

•	Total Owned Hotel RevPAR is expected to increase 2.0 percent to 4.0 percent;
•	Net income and adjusted net income of $9.8 million to $12.2 million;

•	Diluted earnings per share and adjusted diluted earnings per share of $0.30 to $0.38;

•	Adjusted EBITDA of $57 million to $61 million, which includes the following:
•	EBITDA from wholly-owned hotels of $29 million to $30.5 million, based on revenue from wholly-owned hotels of $102 to $104 million;

•	Approximately $10 million to $11.5 million from the company’s share of EBITDA from unconsolidated joint ventures, including:
•	$8 million to $9.5 million from existing joint ventures;

•	$2 million from new joint ventures;
•	Incentive fees of $20 million to $22 million;

•	Termination fees of $6.5 million to $7.5 million;
•	Total Capex of approximately $35 million, including $27 million related to completion of the $30 million renovation of the Westin Atlanta Airport and Sheraton Columbia hotels;

•	The company’s share of joint venture debt of $70 million related to existing joint ventures.
     2009 and beyond:
•	Adjusted EBITDA increase of approximately $3 million to $4 million from Westin Atlanta Airport and Sheraton Columbia hotels (after completion of the comprehensive renovations);

•	$4 million to $5 million of incremental annualized management fees associated with 16 contracts signed and under development.
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Interstate Hotels & Resorts

     Interstate will hold a conference call to discuss its fourth-quarter results today, February 27, at 10 a.m. Eastern Time. To hear the webcast, interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then Fourth-Quarter Conference
Call. A replay of the conference call will be available until midnight on Wednesday, March 5, 2008, by dialing (800) 405-2236, reference number 11107547, and an archived webcast of the conference call will be posted on the company’s Web site through March 27, 2008.
     As of today, Interstate Hotels & Resorts has ownership interests in 54 hotels and resorts, including seven wholly owned assets. Together with these properties, the company and its affiliates manage a total of 220 hospitality properties with approximately 46,000 rooms in 36 states, the District of Columbia, Belgium, Canada, Ireland, Mexico and Russia. Interstate Hotels & Resorts has contracts to manage 16 to be built hospitality properties with approximately 3,700 rooms. For more information about Interstate Hotels & Resorts, visit the company’s Web site, www.ihrco.com.
Other Events
     On February 26, 2008, the Audit Committee of the company determined, after discussions with management, that the previously-issued financial statements as of and for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 should no longer be relied upon because of errors in the company’s calculation of intangible asset impairment charges that resulted from the termination of certain hotel management contracts.
     The statement of operations included in this earnings release for the quarter and year ended December 31, 2007 reflects all necessary corrections. Because the company’s Adjusted EBITDA excludes all impairment charges, amortization expense and taxes, previously disclosed Adjusted EBITDA has not been affected by the error. The company’s previously disclosed Adjusted net income and Adjusted diluted EPS, because they exclude impairment charges, have not been affected by the additional impairment charges but have been understated due to the amortization expense that should not have been recorded after the effective date each management contract should have been written off.
     The company should have recognized additional impairment losses of $2.3 million, $4.5 million and $0.8 million for the write-off of intangible assets related to hotel management contracts that were terminated during the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, respectively. The recognition of the additional impairments, partially offset by the lower amortization expense recorded during each period, will reduce previously reported net income (loss) by approximately $1.3 million, $2.5 million and $0.2 million for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, respectively.
     Recognition of these additional impairment charges would also reduce previously reported amounts for intangible assets, total assets and stockholders’ equity by an aggregate of $4.8 million as of September 30, 2007; will increase the amount of asset impairments and write-offs by an aggregate of $7.6 million for the nine months ended September 30, 2007; and will reduce net income by approximately $4.8 million for the nine months ended September 30, 2007. At this time, management believes that they have quantified the full effects of these errors and will report the final as restated amounts in the Form 10-K.
     The company expects to file its 2007 Annual Report on Form 10-K on or before March 17, 2008, which will present restated 2007 quarterly financial information on an as reported and an as restated basis.
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Interstate Hotels & Resorts

Non-GAAP Financial Measures
     Included in this press release are certain non-GAAP financial measures, which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (or GAAP), within the meaning of applicable Securities and Exchange Commission rules, that we believe are useful to investors. They are as follows: (i) Earnings before interest, taxes, depreciation and amortization (or “EBITDA”) and (ii) Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.
EBITDA
     A significant portion of our non-current assets consists of intangible assets, related to some of our management contracts, and long lived assets, which includes the cost of our owned hotels. Intangible assets, excluding goodwill, are amortized over their expected term. Property and equipment is depreciated over its useful life. Because amortization and depreciation are non-cash items, management and many industry investors believe the presentation of EBITDA is useful. We also exclude depreciation and amortization and interest expense from our unconsolidated joint ventures. We believe EBITDA provides useful information to investors regarding our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions. It is also widely used by management in the annual budget process. We believe that the rating agencies and a number of lenders use EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use measures similar to EBITDA presented herein.
Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS
     We define Adjusted EBITDA as, EBITDA, excluding the effects of certain recurring and non-recurring charges, transactions and expenses incurred in connection with events management believes do not provide the best indication of our ongoing operating performance. These charges include restructuring and severance expenses, asset impairments and write-offs, gains and losses on asset dispositions for both consolidated and unconsolidated investments, discontinued operations and other non-cash charges. We believe that the presentation of Adjusted EBITDA will provide useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. We also use Adjusted EBITDA in determining our incentive compensation for management.
     Similarly, we define Adjusted net income and Adjusted diluted EPS as net income and diluted EPS, without the effects of those same charges, transactions and expenses described earlier. We believe that Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS are useful performance measures because including these expenses, transactions, and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include these charges may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.
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Interstate Hotels & Resorts

Limitations on the use of EBITDA, Adjusted EBITDA and Adjusted Net Income
     We calculate EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS as we believe they are important measures for our management’s and our investors’ understanding of our operations. These may not be comparable to measures with similar titles as calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash receipts and expenditures from investments, interest expense and other non-cash items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Adjusted net income and Adjusted diluted EPS do not include cash receipts and expenditures related to those same items and charges discussed above. Management compensates for these limitations by separately considering these excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS should not be considered a measure of our liquidity. Adjusted net income and Adjusted diluted EPS should also not be used as a measure of amounts that accrue directly to our stockholders’ benefit.
     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the war in Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2006.

Interstate Hotels & Resorts, Inc.
Statements of Operations
(Unaudited, in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenue:
Lodging	$21,873	$9,318	$74,198	$27,927
Management fees	31,029	28,889	63,712	75,305
Termination fees (1)	3,669	990	8,597	25,881
Other	1,988	2,451	9,526	11,568

	58,559	41,648	156,033	140,681
Other revenue from managed properties	155,373	188,931	644,098	834,484

Total revenue	213,932	230,579	800,131	975,165

Expenses:
Lodging	15,824	7,098	52,538	20,768
Administrative and general	24,192	16,098	65,680	59,327
Depreciation and amortization	4,085	2,006	14,475	6,721
Asset impairments and write-offs	2,414	2,548	11,127	13,214

	46,515	27,750	143,820	100,030
Other expenses from managed properties	155,373	188,931	644,098	834,484

Total operating expenses	201,888	216,681	787,918	934,514

OPERATING INCOME	12,044	13,898	12,213	40,651

Interest income	481	575	2,153	2,020
Interest expense (2)	(3,949)	(2,259)	(13,783)	(8,481)
Equity in earnings of affiliates	563	5,547	2,381	9,858
Gain on sale of investments and extinguishment of debt (3)	—	162	—	162

INCOME BEFORE MINORITY INTEREST AND INCOME TAXES	9,139	17,923	2,964	44,210

Income tax expense	(2,269)	(7,058)	(435)	(17,271)
Minority interest expense	(22)	(52)	(65)	(223)

INCOME FROM CONTINUING OPERATIONS	6,848	10,813	2,464	26,716
Income (loss) from discontinued operations, net of tax (4)	(80)	13	20,364	3,063
NET INCOME	$6,768	$10,826	$22,828	$29,779

BASIC EARNINGS PER SHARE:
Continuing operations	$0.21	$0.34	$0.08	$0.86
Discontinued operations	(0.00)	0.00	0.64	0.10

Basic earnings per share	$0.21	$0.34	$0.72	$0.96

DILUTED EARNINGS PER SHARE (5):
Continuing operations	$0.21	$0.34	$0.08	$0.85
Discontinued operations	(0.00)	0.00	0.63	0.09

Diluted earnings per share	$0.21	$0.34	$0.71	$0.94

Weighted average shares outstanding (in thousands):
Basic	31,702	31,516	31,640	31,105
Diluted	32,042	31,829	31,963	31,542
Note: The company filed a Form 8-K reporting that our previously-issued financial statements as of and for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 should no longer be relied upon because of errors in those financial statements. The errors related to the timing of the recognition of impairment losses on intangible assets and related tax effects. Because the Company’s Adjusted EBITDA excludes all impairment charges, amortization expense and taxes previously disclosed Adjusted EBITDA has not been affected by the matters described above. The Company’s previously disclosed Adjusted Net Income and Adjusted Diluted EPS, because they exclude impairment charges, have not been affected by the impairment charges but have been understated due to the amortization expense that should not have been recorded after the effective date each management contract should have been written off. We believe that the statement of operations included herein for the year ended December 31, 2007 reflects all necessary corrections for the periods presented. Our Form 8-K filed today, February 27th, should be read in conjunction with to this earnings release.

Interstate Hotels & Resorts, Inc.
Hotel Level Operating Statistics
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	% change	2007	2006	% change
Managed Hotels — Hotel Level Operating Statistics: (6)

Full-service hotels:
Occupancy	69.6%	69.7%	-0.1%	74.7%	73.5%	1.6%
ADR	$154.79	$140.82	9.9%	$144.68	$134.31	7.7%
RevPAR	$107.76	$98.20	9.7%	$108.13	$98.71	9.5%

Select-service hotels:
Occupancy	66.5%	67.1%	-2.7%	72.1%	72.7%	-0.8%
ADR	$104.52	$97.15	7.6%	$104.23	$96.33	8.2%
RevPAR	$69.54	$65.15	6.7%	$75.10	$70.06	7.2%

Total:
Occupancy	68.8%	69.0%	-0.3%	74.0%	73.3%	1.0%
ADR	$141.99	$129.67	9.5%	$134.33	$124.40	8.0%
RevPAR	$97.70	$89.51	9.1%	$99.45	$91.17	9.1%

Owned Hotels — Hotel Level Operating Statistics: (7)
Occupancy	64.2%	63.2%	1.6%	70.7%	70.2%	0.7%
ADR	$118.84	$111.83	6.3%	$117.21	$111.75	4.9%
RevPAR	$76.27	$70.70	7.9%	$82.85	$78.50	5.5%

Interstate Hotels & Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures (8)
(Unaudited, in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income	$6,768	$10,826	$22,828	$29,779
Adjustments:
Depreciation and amortization	4,085	2,006	14,475	6,721
Interest expense, net	3,468	1,684	11,630	6,461
Depreciation and amortization from unconsolidated joint ventures	484	389	1,357	1,531
Interest expense, net from unconsolidated joint ventures	610	677	1,858	2,593
Discontinued operations, net (4)	80	(13)	(20,364)	(3,063)
Income tax expense	2,269	7,058	435	17,271

EBITDA	17,764	22,627	32,219	61,293
Asset impairments and write-offs (9)	5,320	2,548	14,033	13,214
Severance (10)	—	7	812	145
Gain on sale of investments and extinguishment of debt (3)	—	(162)	—	(162)
Equity interest in the sale of unconsolidated joint ventures (11)	(439)	(5,383)	(1,222)	(9,706)
Minority interest expense	22	52	65	223

Adjusted EBITDA	$22,667	$19,689	$45,907	$65,007

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income	$6,768	$10,826	$22,828	$29,779
Adjustments:
Asset impairments and write-offs (9)	5,320	2,548	14,033	13,214
Severance (10)	—	7	812	145
Gain on sale of investments and extinguishment of debt (3)	—	(162)	—	(162)
Discontinued operations, net (4)	80	(13)	(20,364)	(3,063)
Deferred financing costs write-off (2)	—	—	632	—
Equity interest in the sale of unconsolidated joint ventures (11)	(439)	(5,383)	(1,222)	(9,706)
Minority interest	(19)	56	17	(2)
Income tax rate adjustment (12)	(1,210)	1,142	(2,141)	(1,368)

Adjusted net income	$10,500	$9,021	$14,595	$28,837

Adjusted diluted earnings per share (5)	$0.33	$0.28	$0.46	$0.91

Weighted average number of diluted shares outstanding (in thousands) (5):	32,042	31,829	31,963	31,559

Interstate Hotels & Resorts, Inc.
Outlook Reconciliation (8), (13)
(Unaudited, in thousands)

Forecast
Year Ending
December 31, 2008
Net income	$11,000
Adjustments:
Depreciation and amortization	17,800
Interest expense, net	13,800
Depreciation and amortization from unconsolidated joint ventures	3,500
Interest expense, net from unconsolidated joint ventures	5,400
Income tax expense	7,400

EBITDA	58,900
Minority interest expense	100

Adjusted EBITDA	$59,000

Interstate Hotels & Resorts, Inc.
Notes to Financial Tables
(Unaudited)
(1)	We record termination fees as revenue when all contingencies related to the termination fees have been removed. In September 2006, we recognized $15.1 million of one-time termination fees from Blackstone relating to unpaid termination fees for hotels terminated on or before October 1, 2006. In the first quarter of 2006, we recognized $4.1 million of one-time termination fees due to the sale of 10 MeriStar properties.

(2)	For 2007, interest expense includes $0.5 million of deferred financing fees expensed in the first quarter in connection with the entrance in a new senior secured credit facility and the related pay-off of all balances outstanding under our old senior secured credit facility, as well as the write-off of $0.1 million of deferred financing fees at the time of repayment of the underlying mortgage note for the Hilton Concord.

(3)	In the fourth quarter of 2006, we recognized a gain of $0.2 million related to the sale of stock warrants for stock in an unaffiliated company.

(4)	In January 2007, we completed the sale of our subsidiary, BridgeStreet Corporate Housing. We have presented these operations and the gain on sale as discontinued operations for all periods presented. The calculation of EBITDA reflects the elimination of discontinued operations.

(5)	Our diluted earnings per share assumes the issuance of common stock for all potentially dilutive common stock equivalents outstanding. Potentially dilutive shares include restricted stock and stock options granted under our comprehensive stock plan and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(6)	We present certain operating statistics (i.e. occupancy, RevPAR and ADR) for the periods included in this report on a same-store hotel basis. We define our same-store hotels as those which (i) are managed by us for the entirety of the reporting periods being compared or have been managed by us for part of the reporting periods compared and we have been able to obtain operating statistics for the period of time in which we did not manage the hotel, and (ii) have not sustained substantial property damage, business interruption or undergone large-scale capital projects during the reporting periods being presented. In addition, the operating results of hotels for which we no longer managed as of December 31, 2007 are also not included in same-store hotel results for the periods presented herein. Of the 191 properties that we managed as of December 31, 2007, 169 hotels have been classified as same-store hotels. RevPar is defined as revenue per available room. ADR is defined as average daily rate.

(7)	Owned Hotels — Hotel Level Operating Statistics include periods prior to our ownership. Hilton Concord was purchased in February 2005, Hilton Durham was purchased in November 2005, Hilton Garden Inn in Baton Rouge was purchased in June 2006, Hilton Arlington was purchased in October 2006, Houston Westchase was purchased in February 2007, Westin Atlanta Airport was purchased in May 2007. The Sheraton Columbia hotel purchased in November 2007 was not included in the 2007 owned hotels operating statistics. Statistics for these properties are also included in the Managed Hotels — Hotel Level Operating Statistics.

(8)	See discussion of EBITDA, Adjusted EBTIDA, Adjusted net income and Adjusted diluted earnings per share, located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(9)	This amount represents losses recorded for intangibles costs associated with terminated management contracts. In December 2007, we wrote off a $2.9 million note receivable and related interest receivable due from the owner of a property in which we hold a 50% joint venture ownership interest, as we do not believe these amounts are collectible due to the declining value of the underlying property. The write-off is recorded as part of administrative and general expenses on our statement of operations.

(10)	Severance expense for the year ended December 31, 2007 and 2006, relates to the separation costs of multiple personnel at our corporate offices associated with the reduction in the number of third party managed properties. These severance costs are recorded as part of administrative and general expenses on our statement of operations.

(11)	For the year ended December 31, 2007, the adjustment primarily relates to gains of $1.2 million related to the settlement of working capital and other purchase price true -ups for joint ventures sold in prior years. For the year ended December 31, 2006, the adjustment is due to the sale of the joint venture which owned the Marriott Sawgrass Resort & Spa, for which we recognized a gain of $4.5 million and the sale of the MIP joint venture, which we recognized a gain of $5.4 million. These gains were offset by the write-off of a $0.2 million contribution to a joint venture.

(12)	This amount represents the effect on income tax expense for the adjustments made to net income at an effective tax rate of 15% for the year ended December 31, 2007 and 39% for the year ended December 31, 2006.

(13)	Our outlook reconciliation uses the mid-point of our estimates.